Exhibit 99.1

AMERICAN MEDIA, INC. REPORTS RESULTS
FOR THIRD QUARTER OF FISCAL YEAR 2013

-- Revenue Decreases Slightly to $85 Million, Partially Offset by Decline in Expenses Resulting in Adjusted EBITDA for the Quarter of $26 million, up 22% from prior year --

New York, NY, February 14, 2013 /PRNewswire/ - American Media, Inc. (AMI), the leading content centric media company specializing in celebrity journalism and health and fitness in the U.S., today reported its financial results for the third fiscal quarter ended December 31, 2012.

Revenue

Revenue for the third quarter of fiscal year 2013 was $85 million, compared to $88 million in the third quarter of fiscal year 2012, representing a 3% decrease. For the nine months ended December 31, 2012, revenue was $262 million, as compared to $286 million, an 8% decrease, compared to prior year. The decrease in revenue during both the quarter and nine-month periods primarily reflected the negative impact of Superstorm Sandy, the shift of print advertising dollars to broadcast for the 2012 Summer Olympics and the overall general market weakness for advertising spending due to the continued downturn in the U.S. economy.

Operating Income

Operating income before impairment charges for the third quarter of fiscal year 2013 was $12 million, or $0.8 million higher than the prior year's third quarter. For the nine months ended December 31, 2012, operating income before impairment charges was $38 million, or $7 million lower than the prior-year period. The decrease in operating income during the nine-month period was primarily due to the above-mentioned decrease in revenue, as well as duplicative expenses incurred in connection with Superstorm Sandy, partially offset by cost reductions generated by the Company as it implemented its management action plans.

Non-cash Impairment of Goodwill and Intangibles

As a result of the Company's interim impairment testing, the operating results for the third quarter of fiscal year 2013 reflect non-cash goodwill impairment charges of $47 million and non-cash tradename impairment charges of $7 million. These non-cash impairment charges impacted the Celebrity Brands segment ($42 million), the Women's Active Lifestyle segment ($4 million) and the Men's Active Lifestyle segment ($8 million).

Earnings Before Interest, Taxes, Depreciation, Amortization and Other Non-Recurring Items (Adjusted EBITDA)

Adjusted EBITDA for the third quarter of fiscal year 2013 was $26 million, compared to $21 million for the third quarter of fiscal year 2012, representing a 22% increase. Adjusted EBITDA for the twelve months ended December 31, 2012 was basically flat to the prior-year period at $106 million.

For a reconciliation of Net Income (Loss) to Adjusted EBITDA and additional information regarding Adjusted EBITDA, please refer to the Sections below titled “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and “Rationale for Use of Non-GAAP Financial Measures”.

Cash

At December 31, 2012, the Company had cash and cash equivalents of $10 million, as well as $20 million outstanding on its revolving credit facility.

Comments By Senior Management

AMI Chairman and Chief Executive Officer David Pecker said, “For Calendar Year 2012, the consumer magazine advertising market was down 8% versus 2011. This general market decline, coupled with the impact of Superstorm Sandy, impacted AMI's third fiscal quarter advertising revenue, which was down $2 million, or 9%.”

“The revenue shortfall was totally offset by the management action plans we implemented in fiscal year 2012 and fiscal year 2013,” continued Mr. Pecker. “These revenue enhancements and expense reductions more than offset the revenue shortfalls and resulted in a 22% increase in Adjusted EBITDA for the quarter to $26 million."

AMI Executive Vice President and Chief Financial Officer Chris Polimeni said, “We will continue to operate our business in a disciplined fashion for the balance of fiscal 2013, targeting the opportunities outlined in our management action plans, and project to realize $13 million of cost savings related to SG&A, staff and production, as well as revenue enhancements of $8 million from publishing special edition magazines under the Star, OK!, National Enquirer, Shape, Men's Fitness and other key AMI brands.”

Quarterly Earnings Call

AMI will hold an earnings conference call on February 14, 2013 at 11:00 am EST to discuss its fiscal 2013 third quarter results. Conference call details are as follows:

Date: Thursday, February 14, 2013

Time: 11:00 am EST

Call-In Number: (877) 293-9442/ (630) 343-1248

Reservation Number: 4419

A telephonic replay of the conference call has been arranged to be available from Thursday, February 14, 2013 at 5:00 pm EST, through 5:00 pm EST on Thursday, February 28, 2013.  To access the replay, please call: (866) 873-8511/ (630) 343-1245 and reference reservation number: 4419.

Safe Harbor

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company's estimates of financial performance and such things as business strategy, measures to implement strategy (including management action plans), competitive strengths, goals, references to future success and other events, are generally forward-looking statements.

The Company's actual results may differ materially from its estimates. Whether actual results, events and developments will conform to the Company's expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. For information regarding certain risk factors that could cause the Company's results to vary from any forward-looking statements made by the Company, please see the Company's Exchange Offer Registration Statement on Form S-4/A and other periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
The following table reconciles the differences between net loss as determined under generally accepted accounting practices in the U.S. (GAAP) and Adjusted EBITDA for the three months and twelve months ended December 31, 2012 and 2011.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
in millions	2012	2011	2012	2011
Net loss attributable to American Media, Inc. and subsidiaries	$(57.9)	$(2.5)	$(38.9)	$(2.9)
Add (deduct):
Interest expense	15.2	14.4	59.6	58.8
(Benefit) provision for income taxes	(0.1)	(0.7)	(18.8)	13.1
Depreciation and amortization	2.4	2.0	9.4	8.0
Impairment of goodwill and intangible assets	54.5	—	54.5	—
Amortization of deferred debt costs	0.4	0.3	1.4	1.6
Amortization of deferred rack costs	1.9	2.9	9.1	9.7
Amortization of short-term racks	1.9	2.6	8.3	8.8
Restructuring costs and severance	0.8	1.5	3.8	5.2
Costs related to launches and closures of publications	0.4	—	4.3	—
Impact of Superstorm Sandy	4.0	—	4.0	—
Other	2.4	0.8	9.3	3.2
Adjusted EBITDA	$25.9	$21.3	$106.0	$105.5

Rationale for Use of Non-GAAP Financial Measures

Adjusted EBITDA, a measure we use to gauge our operating performance, is defined as net income or loss attributable to AMI, plus interest expense, provision (benefit) for income taxes, depreciation of property and equipment, amortization of intangible assets, deferred debt costs and deferred rack costs, provision for impairment of intangible assets and goodwill, adjusted for gains or costs related to closures, launches or re-launches of publications, restructuring, severance and certain other costs. We believe that Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the impact of certain items that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

We also believe our investors use Adjusted EBITDA as a gauge to measure the performance of their investment in AMI. Management compensates for limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone indicate. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from continuing operations as a measure of operating performance or cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management's discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We believe that the inclusion of Adjusted EBITDA is appropriate to evaluate our operating performance compared to our operating plans and/or prior years and to value prospective acquisitions.

About American Media, Inc.

American Media, Inc. (AMI) owns and operates the leading print and digital celebrity and health and fitness media brands in the United States. AMI's titles include Star, OK!, National Enquirer, Globe, Country Weekly, Soap Opera Digest, Shape, Men's Fitness, Muscle & Fitness, Flex, Muscle & Fitness Hers, Fit Pregnancy and Natural Health. AMI also manages 18 different digital sites including RadarOnline.com, OKmagazine.com, CountryWeekly.com, Shape.com, MensFitness.com, MuscleandFitness.com and FitPregnancy.com. AMI's magazines have a combined total circulation of 7.4 million and reach more than 61 million men and women each month. AMI's digital properties reach an average of 34 million unique visitors and 169 million page views monthly.

AMI also provides Publishing Services which includes Distribution Services, Inc. (DSI), the No. 1 in-store magazine sales and merchandising marketing company in the U.S. and Canada. DSI places and monitors AMI's publications and third-party publications to ensure proper displays in major retail chains and national and regional supermarket chains. DSI also provides marketing, merchandising and information gathering services to third parties including non-magazine clients. Publishing Services also provides print and digital advertising sales and strategic management direction in the following areas: manufacturing, subscription circulation, logistics, event marketing and full back office financial functions.

Contact:    Chris Polimeni
Executive Vice President and Chief Financial Officer
    American Media, Inc.
561-989-1009

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